EXHIBIT 16.1

Miller and McCollom, CPAs

4350 Wadsworth Boulevard, Suite 300 Wheat Ridge, Colorado 80033, Phone (303) 424-2020 Fax (303) 424-2828

January 16, 2007

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.

USA 20549

Re: Vitro Diagnostics. Inc.

File Ref. No. 0-17378

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4.01 in the Form 8-K, dated January 16, 2007, of Vitro Diagnostics, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs 1, as related to our firm, and in paragraphs 2, 3 and 4. We have no basis to agree or disagree with the other statements made in paragraph 1.

Yours truly,

/s/ Miller and McCollom

Miller and McCollom